                                                                    Exhibit 23.5

The Board of Directors
Wireless Technology Corporations Limited:

We consent to incorporation by reference in the registration statement (no. 333-35139) on Form S-8, in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (no. 333-18713), in the registration statement (no. 333-5396) on Form S-3, in the registration statement (no. 333-5400) on Form S-3, and in the registration statement (no. 333-5398) on Form S-4 of PLD Telekom Inc. of our report dated February 18, 1998, relating to the consolidated balance sheets of Wireless Technology Corporations Limited and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, accumulated deficit, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 1997 of PLD Telekom Inc.



KPMG

Moscow, Russia
July 22, 1998